Free Writing Prospectus pursuant to Rule 433 dated September 26, 2023

Registration Statement No. 333-269296

Market Linked Securities — Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due October 2, 2025

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	Hypothetical Payout Profile*

Hypothetical Underlying Stock Return
Hypothetical Security Return
150%
100%
50%
0%
-50%
-70%
-100%
51%
100% of Underlying Stock return to maximum
51%
-100%
-50%
-30%
0%
50%
100%
Security Return at Maturity
Underlying Stock Return at Maturity

Market measure:	the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”) (the “underlying stock”)
Pricing date:	expected to be September 27, 2023
Issue date:	expected to be October 2, 2023
Calculation day:	expected to be September 25, 2025
Stated maturity date:	expected to be October 2, 2025
Starting price:	the stock closing price of the underlying stock on the pricing date
Ending price:	the stock closing price of the underlying stock on the calculation day
Underlying stock return:	ending price – starting price starting price
Maximum return:	at least 51.00%
Upside participation rate:	100%
Threshold price:	70% of the initial underlying stock price	* assumes a maximum return of 51.00%.
Buffer amount:	30%

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the underlying stock in excess of the buffer amount and will lose some, and possibly up to 70%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated September 25, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated September 25, 2023
•
WFS Product Supplement No. 3 dated February 24, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

Payment amount at maturity (for each $1,000 face amount of your securities):

if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i) $1,000 × underlying stock return × upside participation rate; and

(ii) the maximum return;

if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•
if the ending price is less than the threshold price:

$1,000 + [$1,000 × (underlying stock return + buffer amount)]

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40057WET0
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.25% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive the Underlying Stock

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪ The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪ The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying Stock at Any Time Other Than the Determination Date
▪ You May Lose a Substantial Portion of Your Investment in the Securities
▪ Your Securities Do Not Bear Interest
▪ The Potential for the Value of Your Securities to Increase Will Be Limited

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.